Exhibit 99.1

     Analog Devices Chief Financial Officer to Retire in May 2008

    NORWOOD, Mass.--(BUSINESS WIRE)--Dec. 4, 2007--Analog Devices, Inc. (NYSE: ADI) today announced that Joseph E. McDonough, the Company's chief financial officer and vice president of finance, has advised the Company that he plans to retire in May of 2008 at age 60. Mr. McDonough will work with the Company to ensure a successful transition.

    "For the past 24 years, Joe has committed himself to ADI, our people and our shareholders and his contributions to ADI will endure far beyond his retirement," said Jerald G. Fishman, ADI president and CEO. "His enthusiasm, intelligence, and ethics symbolize our culture, the world-class financial organization that Joe has created, and the talented finance team here at ADI. In addition, Joe has been a valued business partner. His thoughtful strategies demonstrated not only his financial expertise but also his commitment to building sustainable value by aligning the interests of shareholders, employees, and customers."

    Mr. McDonough joined ADI in 1983 and has been chief financial officer since 1991.

    About Analog Devices, Inc.

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282